Exhibit 10.3
SEPARATION AGREEMENT
     This Separation Agreement (hereinafter “Agreement”) is made and entered into this 31st day of December, 2007 (the “Effective Date”), by and between ENERGY WEST, INC. (hereinafter “Company”) and DAVID CEROTZKE (hereinafter “Employee”).
     WHEREAS, Company and Employee have agreed to terminate Employee’s employment, which termination shall include the termination of all of Employee’s prior employment contracts as amended on January 1, 2006 (collectively the “Employment Agreement”).
     WHEREAS, this Separation Agreement has been entered into based upon Employee’s termination of his employment with the Company for “Good Reason” as provided for under paragraph 4(e) of his June 23, 2004 Employment Agreement.
     NOW THEREFORE, in consideration of certain benefits provided herein to Employee, and in consideration of the other promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Employee agree as follows:
     1. Termination of Employment. Employee and the Company hereby agree that Employee’s employment with the Company shall cease effective January 1, 2008, and that the last day Employee shall report to work will be December 31, 2007. Upon Employee’s termination, the Company shall pay to Employee a lump sum amount within thirty (30) days after Employee’s termination date for the payments due to Employee as set forth in paragraph 5(a) of his June 23, 2004 Employment Agreement which paragraph is incorporated herein by reference as if fully rewritten herein.
     2. Severance Allowance. In exchange for the promises contained in this Agreement and the release of claims and covenants not to sue as set forth below, the Company shall provide Employee with a severance package equal to that set forth in Exhibit “A” attached hereto and incorporated herein as if fully rewritten. The Company will also agree to provide Employee and his family with Company health benefits as set forth in the First Amendment to Employee’s Employment Agreement, after which time the Employee will have access to COBRA continuation coverage in accordance with Company policy and federal law. All payments due under the Exhibit “A” schedule shall be paid in accordance with the payment schedule set forth in either Exhibit “A” or, as applicable, paragraph 5(b) of his June 23, 2004 Employment Agreement which provision is incorporated herein by reference as if fully rewritten herein.
     3. Release and Covenant Not to Sue. Employee, for himself and his dependents, successors, assigns, heirs, executors, and administrators, and his legal representative of every kind, hereby releases, dismisses, remises, and forever discharges the Company, including its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, and counsel from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions, and/or causes of action of any kind and every description, whether known or unknown, which Employee now has or may have had for, upon, or by reason of any cause whatsoever, and Employee covenants not to sue or assert any such arbitrations, claims, demands, damages, suits, proceedings, actions, and/or causes of action of any kind in every description, whether known or unknown, against the Company, including but not limited to:

A.	Any and all claims arising out of or relating to Employee’s employment by or service with the Company;

B.	Any and all claims arising out of or relating to his Employment Agreement except as to those claims and agreements contained herein under paragraph 2 and the Exhibit “A”.

C.	Any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion, or handicap, including specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and all applicable state of Montana statutes pertaining to any and all employment matters are causes of actions that could be brought by the Employee against the Company;

C.	Any and all claims of wrongdoing or unjust discharge or breach of any oral or written contract or promise, express or implied, defamation, promissory estoppel, and any claim based on any employment policy or practice, and any other common law claim.
Employee understands and acknowledges that the Company does not admit any violation of law, liability, or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and distinguishing all claims and rights that Employee ever had or now may have against the Company to the extent provided for in this Agreement. Employee further agrees and acknowledges that no representations, promises, or inducements have been made by the Company other than as appear in this Agreement. Employee further agrees and acknowledges that the Release provided for in this paragraph releases claims to and including the date of this Agreement; excluded from the Release paragraph are: (i) Employee’s rights to vested benefits and benefit continuation/conversion rights under the Company sponsored employee benefits plans and (ii) Employee’s rights to enforce this Agreement.
     4. Execution of Agreement. Employee has been advised by the Company to consult with legal counsel prior to the executing this Agreement and the release provided for herein. Employee has had an opportunity to consult with and to be advised by legal counsel of his choice, and fully understands the terms of this Agreement and enters into this Agreement freely, voluntarily, and intending to be bound. Employee acknowledges that he has been given a period of twenty-one (21) days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one (21) day period as he desires. Employee may, within seven (7) days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to James Garrett, President, 8500 Station Street, Mentor, Ohio 44060. For such revocation to be effective, written notice must be actually received by James Garrett no later than the close of business on the seventh (7th) day after Employee executes this Agreement. If Employee does exercise his right to revoke this Agreement, all the terms and conditions of the Agreement shall be of no force and effect and the Company shall not have any obligation to make payments to provide benefits to Employee as set forth in Paragraph Two (2) of this Agreement.

     5. Continued Availability and Cooperation. Employee shall cooperate fully with the Company and with the Company’s counsel in connection with any business matter in which Employee was involved or has knowledge in any present and future or actual or threatened litigation or administrative proceedings involving the Company that relates to events, occurrences, or conduct occurring or claims to have occurred during the period of Employee’s employment by the Company. This cooperation by Employee includes, but is not limited to:
A.	Making himself reasonably available for interviews and discussions with Company employees and the Company’s counsel;

B.	If depositions or trial testimony were to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company’s counsel reasonably request;

C.	Refraining from impeding in any way in a prosecution or defense by the Company or the government or any such litigation or administrative proceeding; and

D.	Cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

E.	Cooperating in training Employee’s replacement, whether that replacement is a new employee or a current employee to whom Employee’s current duties are distributed.

F.	Performing Employee’s job duties in a manner acceptable to the Company.
     From the effective date of this Agreement and for any period of time which is mutually agreeable to both the Company and Employee, Employee shall continue to provide cooperation to the Company with respect to projects undertaken by the Company where Employee’s prior knowledge with respect to, or prior involvement in, such or similar projects would be relevant to advancement or such projects, provided that such cooperation shall but subject to Employee’s time constraints. The Company will reasonably endeavor to schedule the assistance provided for in this paragraph at times not conflicting with the scheduled personal obligations of the Employee, the reasonable requirements of any future employer of Employee or with the requirements of any third party with whom Employee has a business relationship that provides remuneration to Employee. Employee shall be reimbursed for any out of pocket expenses incurred by Employee in regard to any such requests.
     6. Confidentiality and Other Agreements. As additional consideration, Employee agrees that, except to the extent otherwise required by law, Employee will keep secret all confidential matters of the Company, refrain from disclosing to clients, competitors, or the media any information concerning the Company’s operations and deliver promptly to the Company all equipment, memoranda, notes, records, reports, and other documents, and all copies thereof, not heretofore delivered with respect to any such confidential matters and other proprietary information which the Company may then possess or have under his control, and otherwise comply with the Section 8, 9 and 10 of his Employment Agreement.
     7. Company Property. Employee agrees to return to the Company all Company property in his possession, including but not limited to, keys, computers, computer programs, files, and other such things upon execution of this Agreement.
     8. Nonsolicitation. During the period of his business affiliation with, or employment by, the Company and for a period of two years after the Executive’s termination of employment for any reason whatsoever, the Executive will not directly or indirectly, individually or as a consultant to, or as employee, officer, director, stockholder, partner or other owner or participant in any business entity other than the Company, solicit or endeavor to entice away from the Company, or otherwise materially interfere with the business relationship of the Company with, (i) any person who is, or was within the 12-month period immediately prior to the termination of the Executive’s business affiliation with or employment by the Company, employed by or associated with the Company as a consultant or (ii) any person or entity who is, or was within the 12-month period immediately prior to the termination of the Executive’s business affiliation with or employment by the Company, a customer or client of the Company.
     9. Successors and Binding Agreement. This Agreement will be binding upon and enure to the benefit of the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise, and such successor shall thereafter be deemed included in the definition of “Company” for purposes of this Agreement, but will not otherwise be assignable or delegable by the Company. This Agreement will enure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. This Agreement is personal in nature and none of the parties hereto will, without the consent of the other parties, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided for in this Agreement.
     10. Miscellaneous. The death or disability of Employee following the execution of this Agreement will not effect or revoke this Agreement or any of the obligations of the parties hereto. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing, signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provisions of this Agreement to be formed by sch other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No Agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by any of the parties that are not set forth expressly in this Agreement and every one of them, if, in fact, there have been any, is hereby terminated without liability or any other legal effect whatsoever.
     11. Entire Agreement. This Agreement constitutes the entire Agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by and party hereto or any of his or its representatives pertaining to such subject matter, except for any confidentiality or non-compete agreement(s) Employee has previously entered into with the Company.
     12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana, without reference to its principles of conflict of law.
     13. Validity. The invalidity or enforceability of any provisions of this Agreement will not effect the validity of enforceability of any other provision of this Agreement which will nevertheless remain in full force and effect.
     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one in the same agreement.
     15. Captions and Paragraph Headings. Captions and paragraph headings used herein are used for convenience and are not part of this Agreement and will not be used in construing it.

     16. Further Assistance. Each party shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purpose and provisions of this Agreement.
     17. Board Approval. This Agreement is subject to the approval of the Board of Directors of the Company, which approval shall be contained in a Board of Directors resolution.
     18. Indemnification. The indemnification provision contained in paragraph 12(h) of the June 23, 2004 Employment Agreement are incorporated in this Separation Agreement are incorporated and made a part of this Separation Agreement as if fully rewritten herein, provided however, no indemnification shall be given Employee for matters involving any fraudulent acts on the part of the Employee.
     WHEREFORE, the parties have executed and delivered this Separation Agreement on the last date set forth below.

ENERGY WEST, INC.
Date: December 17, 2007	By:	/s/ James Garrett
James Garrett, President

EMPLOYEE
Date: December 17, 2007	By:	/s/ David Cerotzke
David Cerotzke

EXHIBIT “A”
Termination obligation due Dave Cerotzke
Upon termination for Good Reason

Base Salary	$170,000
EA section 5(b)(A)

Bonus at target 50%
EA section 5(b)(A)	$85,000

Bonus prorated for current year	$42,500
Assumes severance date is Jan. 1 prorate (183/365)
EA section 5(b)(B)

Stock Option Buyout of unvested Stock Options	$68,700*

Outplacement 5(b)(C)	$10,000**

Total Payment	$376,200 (of which $10,000
is contingent)**
*To be paid to D. Cerotzke in a lump sum within 30 days of his termination date.
**To be paid to the executive search company subsequently retained by David Cerotzke for any such service either now or in the future.